EXHIBIT 99.1


Footnote 1 to John Adrian Burns Form 3:
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1. On August 12, 2005, John Adrian Burns was hired by the board of directors of
ERE Wireless, Inc., a Nevada corporation, to serve as CEO of subsidiary ERF Enterprise Network Services, Inc., a Texas Corporation. At that time Mr. Burns was invited to join the Board of Directors. Under the employment agreement with ERF Wireless, Inc., Mr. Burns received 1,050,000 options subject to the following vesting schedule:
   (a) 50,000 options that vest the first year when annual revenue of ERF Enterprise Network Services, Inc., ("Subsidiary") exceeds $3,000,000; 75,000 options that vest the first year when annual revenue of the Subsidiary exceeds $6,000,000; 100,000 options vest the first year when the annual revenue of the Subsidiary exceeds $12,000,000; and 125,000,000 options vest the first year when the annual revenue of the Subsidiary exceeds $20,000,000.
   (b) 50,000 options vest each year when the adjusted annual EBIDTA of ERF Enterprise Network Services, Inc., ("Subsidiary") exceeds $500,000; 75,000 options vest each year when the adjusted annual EBIDTA of the Subsidiary exceeds $1,000,000; 100,000 options vest each year when the adjusted annual EBIDTA of the Subsidiary exceeds $2,000,000; and 125,000 options vest each year when the adjusted annual EBIDTA of the Subsidiary exceeds $3,000,000.
   (c) 50,000 options vest each year when the adjusted annual EBIDTA of ERF Wireless, Inc. ("Parent") exceeds $1.00; 75,000 options vest each year when the adjusted annual EBIDTA of the Parent exceeds $500,000; 100,000 options vest each year when the adjusted annual EBIDTA of the Parent exceeds $1,000,000; 125,000 options vest each year when the adjusted annual EBIDTA of the Parent exceeds $5,000,000;